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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment      )*


                         WORLD ACCEPTANCE CORPORATION
                    ---------------------------------------
                               (Name of Issuer)

                          COMMON STOCK, NO PAR VALUE
                    ---------------------------------------
                        (Title of Class of Securities)

                                  98141D105
                                ------------
                               (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2/92)               Page 1 of 5 pages

-----------------------                                  ---------------------
  CUSIP No. 98141D105               13G                    Page 2 of 5 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Acorn Investment Trust, Series Designated Acorn Fund 36-2962100

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Massachusetts

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          1,190,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,190,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,190,000
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      Not Applicable                                                [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.30%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IV

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)      Name of Issuer:

                    World Acceptance Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:

                    108 Frederick Street
                    Greenville, South Carolina 29607

Item 2(a)      Name of Person Filing:

                    Acorn Investment Trust, Series Designated Acorn Fund

Item 2(b)      Address of Principal Business Office:

                    227 West Monroe Street, Suite 3000
                    Chicago, Illinois 60606

Item 2(c)      Citizenship:

                    The filing person is a Massachusetts business trust.

Item 2(d)      Title of Class of Securities:

                    Common Stock

Item 2(e)      CUSIP Number:

                    98141D105

Item 3         Type of Person:

                    (d) Investment company registered under section 8 of the
                        Investment Company Act

Item 4         Ownership (at December 31, 1996):

                    (a) Amount owned "beneficially" within the meaning of
                        rule 13d-3:

                        1,190,000 shares

                    (b) Percent of class:

                    6.30% (based on 18,902,073 shares outstanding at 11/13/96)

                    (c) Number of shares as to which such person has:

                              (i) sole power to vote or to direct the vote: none


                               Page 3 of 5 pages

                    (ii)  sole power to vote or to direct the vote
                          1,190,000

                    (iii) sole power to dispose or to direct the disposition
                          of: none

                    (iv) shared power to dispose or to direct the disposition of: 1,190,000

                    Power over voting and disposition of the Securities is shared with Wanger Asset Management, L.P. which is the investment advisor of Acorn Investment Trust, Series Designated Acorn Fund.

Item 5.        Ownership of Five Percent or Less of a Class:

                  Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

                  Not Applicable

Item 8.        Identification and Classification of Members of the Group:

                  Not Applicable

Item 9.        Notice of Dissolution of Group:

                  Not Applicable

Item 10.       Certification:

                        By signing below I certify that, to the best of my
               knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                               Page 4 of 5 pages

                                   Signature
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 1997



                                                ACORN INVESTMENT TRUST, SERIES
                                                  DESIGNATED ACORN FUND



                                                By: /s/ Bruce H. Lauer
                                                    ---------------------------
                                                    Bruce H. Lauer
                                                    Vice President and Treasurer


                               Page 5 of 5 pages

                              BELL, BOYD & LLOYD
                      70 West Madison Street, Suite 3300
                         Chicago, Illinois 60602-4207


                                        February 14, 1997


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

     The accompanying filing constitutes the Schedule 13G of Acorn Investment Fund, Series Designated Acorn Fund, relating to Common Stock, no par value, of World Acceptance Corporation.

                                                Very truly yours,



                                                /s/ Naima K. Walker
                                                -------------------
                                                    Naima K. Walker


cc:  NASDAQ Operations (w/encl)
     Acorn Investment Trust, Series Designated Acorn Fund (w/encl) World Acceptance Corporation (w/encl)




                              Page 6 of 6 pages